Press Release of the Company, dated March 3, 2004	Exhibit 99.1

TEJON RANCH CO. REPORTS

2003 OPERATING RESULTS

TEJON RANCH, California, March 3, 2004 – Tejon Ranch Co. (NYSE:TRC), today announced a net loss of $2,927,000, or $.20 per common share on a diluted basis, for the year ended December 31, 2003. This compares to net income of $243,000, or $.02 per common share on diluted basis, in 2002. For the fourth quarter of 2003, there was a net loss of $1,320,000, or $.09 per common share on a diluted basis, compared to net income of $223,000, or $.02 per common share on a diluted basis, for the fourth quarter of 2002.

Revenue from continuing operations during 2003 of $18,709,000 is a decrease of $3,002,000 when compared to the $21,711,000 of revenue from continuing operations during 2002. Fourth quarter revenue from continuing operations of $8,005,000 during 2003 declined when compared to $8,241,000 of revenues from continuing operations for the fourth quarter of 2002. References to continuing operations refer to activities within our real estate and farming segments and are discussed separately when compared to the prior year due to operations discontinued during 2002 related to our livestock operations.

“Tejon is a unique company with an excellent potential future due to a combination of factors such as strategic location, low-basis, high quality land, favorable demographics, and a strong balance sheet”, said Robert A. Stine, President and Chief Executive Officer.

“However, at this stage in our Company’s transition to a real estate operating company our revenues and earnings are more indicative of our agricultural heritage than of the progress we are making toward achieving our long-term goals. We are focused on moving the value creation process forward for our shareholders by enhancing the value of our land. We have continued throughout 2003 to work on the achievement of entitlements in our Centennial project and our Tejon Industrial Complex project. These projects will provide a wide variety of residential and commercial/industrial product in the future. During 2003, we also announced a partnership with the Trust for Public Land for the sale and conservation of land. We believe this partnership will help us enhance the long-term value of our land through the permanent conservation of environmentally sensitive lands”, said Mr. Stine.

TEJON RANCH CO. REPORTS 2003 OPERATING RESULTS

The net loss for 2003 is comprised of a loss from continuing operations of $2,927,000 or $.20 per common share, diluted. This is compared to income from continuing operations of $492,000 or $.03 per common share on a diluted basis, and a loss from discontinued operations, net of applicable income taxes, of $249,000, or $.02 per common share, diluted, for the year 2002.

The loss for the fourth quarter of 2003 is comprised of a loss from continuing operations of $1,320,000 or $.09 per common share on a diluted basis. This is compared to income from continuing operations of $201,000 or $.01 per share on a diluted basis, and income from discontinued operations, net of applicable income taxes, of $22,000 or $.00 per common share on a diluted basis, for the fourth quarter of 2002.

The decline in revenues from continuing operations for 2003 when compared to 2002 is due to lower farming and real estate revenues. Real estate revenues declined $823,000 in 2003 due primarily to the receipt in 2002 of $1,375,000 related to the sale of an easement and to a $600,000 reduction in rent from the power plant lease during 2003 due to the timing of completion of the power plant. This decrease in real estate revenue was partially offset by the continuing growth of lease revenues, increased oil and mineral royalties, and higher property management revenues. Lease revenue improved $553,000 during 2003 due to new leases in 2003 and to a full year’s lease revenue related to 2002 new leases. Oil and mineral revenues grew $292,000 in 2003 due to a continued increase in oil and cement production. Farming revenues fell $1,653,000 in 2003 due primarily to a decrease in pistachio revenue of $2,150,000 and reduced revenues at the almond processing plant due to the timing of almond hull sales. The decline in pistachio revenue is due to a significant decline in production during 2003. Pistachios are an alternate bearing crop with one year having high production followed by a lower production year. Production fell in 2003 from the record high production of 2002 due to the alternate bearing nature of the crop and to poor weather during the early part of the crop’s growing season. This decline in revenue was partially offset by an improvement in almond revenue of $789,000 due to improved prices for almonds.

The loss from continuing operations for 2003 is due to the decline in revenues as described above and to an increase in real estate and farming expenses. Real estate operational

TEJON RANCH CO. REPORTS 2003 OPERATING RESULTS

costs increased due to higher consulting costs and public relations costs related to our land development and entitlement activities. Farming cultural and processing costs increased in 2003, due to higher contract service costs and higher cost of supplies at the almond processing plant due to an increase in pounds processed at the plant, and to higher chemical costs within our farming activities. Insurance costs and pension costs on a corporate wide basis also increased significantly during 2003.

The decline in revenue from continuing operations during the fourth quarter of 2003 when compared to the same period of 2002 is due to a decrease in real estate revenue because of a contractual temporary reduction in rent being received from the power plant lease and to reduced earnings from unconsolidated joint ventures. Earnings from joint ventures decreased due to a vacancy in a joint venture building. These unfavorable revenue variances were partially offset by higher farming revenue during the quarter as compared to the same period of 2002 due primarily to the timing of recognition of revenue in 2003 and to higher almond prices.

The loss from continuing operations during the fourth quarter of 2003 is due to the reduction in revenues described above and to higher farming costs. Farming costs increased when compared to the same period of 2002 due to the timing of recognition of farming revenues. The majority of farming revenues were recognized during the fourth quarter of 2003, which resulted in the later recognition of inventoried crop costs as compared to the prior year.

The Company expects the variability of its quarterly and annual operating results to continue. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the development phase before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations. For 2004, the Company expects to continue land entitlement activities within our residential projects and development of our commercial and industrial land within Tejon Industrial Complex.

TEJON RANCH CO. REPORTS 2003 OPERATING RESULTS

Tejon Ranch Co. is a growth-oriented, diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: Business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates, and other risks inherent in real estate and agricultural businesses. For further information on factors, which could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO. REPORTS 2003 OPERATING RESULTS

TEJON RANCH CO.

YEAR-END EARNINGS RELEASE

2003

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2003	2002	2003	2002
REVENUES:

Real Estate	$2,424	$2,876	$10,562	$11,385
Farming	5,569	5,126	7,781	9,434
Interest Income	12	239	366	892

Revenues from Continuing Operations	8,005	8,241	18,709	21,711

OPERATING PROFITS (LOSSES):
Real Estate	(191)	229	806	2,672
Farming	(50)	994	(1,506)	690

Income from Operating Segments	(241)	1,223	(700)	3,362

Interest Income	12	239	366	892
Corporate Expense	(1,291)	(1,004)	(4,031)	(3,824)
Interest Expense	(43)	(116)	(113)	(116)

Operating Income(Loss) from Continuing Operations before Equity in Earnings of Unconsolidated Joint Ventures and Minority Interest	(1,563)	342	(4,478)	314
Equity in Earnings of Unconsolidated Joint Ventures	(400)	353	(348)	531
Minority Interest in Joint Venture	(112)	(360)	71	(52)

Operating Income(Loss) from Continuing Operations	(2,075)	335	(4,755)	793
Income Tax Expense(Benefit)	(755)	134	(1,828)	301

Income(Loss) from Continuing Operations	(1,320)	201	(2,927)	492
Income(Loss) from Discontinued Operations, Net of Applicable Income Taxes	—	22	—	(249)

Net Income(Loss)	$(1,320)	$223	$(2,927)	$243

Income(Loss) Per Share From Operations, Basic	$(0.09)	$0.01	$(0.20)	$0.03
Income(Loss) Per Share From Operations, Diluted	$(0.09)	$0.01	$(0.20)	$0.03

Net Income(Loss) Per Share, Basic	$(0.09)	$0.01	$(0.20)	$0.01
Net Income(Loss) Per Share, Diluted	$(0.09)	$0.01	$(0.20)	$0.01

Average Shares Outstanding, Basic	14,533,973	14,393,132	14,484,058	14,373,140
Average Shares Outstanding, Diluted	14,981,823	14,630,652	14,798,657	14,612,029

For 2003, diluted net loss per share is based on the weighted average number of shares of common stock outstanding because the impact of stock options is antidilutive.